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                                               FMC Corporation
                                               Quarterly Report
                                               on Form 10-Q for
                                               September 30, 1999

Exhibit 11  Statement re:
-------------------------

    Computation of Diluted Earnings Per Share (Unaudited)
    -----------------------------------------------------
     (In thousands, except per share data)

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


                                               Three Months                  Nine Months
                                            Ended September 30            Ended September 30
                                            ------------------            ------------------
                                             1999        1998              1999       1998
                                            -------     -------          --------    --------
Earnings:
  Net income                                $64,056     $55,384          $181,228    $113,685
                                            =======     =======          ========    ========

Shares:
  Average number of shares of
   common stock outstanding                  31,380      33,817            31,819      34,375
  Additional shares assuming
   conversion of stock
   options                                      945         868               884         970
                                            -------     -------          --------    --------
  Pro forma shares                           32,325      34,685            32,703      35,345
                                            =======     =======          ========    ========

Diluted earnings per share                  $  1.98     $  1.60          $   5.54    $   3.22
                                            =======     =======          ========    ========
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